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                                                                   EXHIBIT 10.24


February 29, 2000



Mr. Rob Kenneally
1709 Chevy Chase Drive
Beverly Hills, CA 90210

Dear Rob,

On behalf of the Board of Directors, I am pleased to offer you the position of Executive Vice President of RTVS for ReplayTV, Inc. I have attached the details of your offer in an Appendix to this letter. This offer expires on March 1, 2000.

Rob, there are many exciting challenges directly ahead and we have high expectations for the Company. I am confident that with your skills and experience, you will make a great contribution and will develop your skills at the same time. We think you'll find this new venture to be a fun and exciting place to work. You'll be working with a small group of excellent, dedicated professionals producing an innovative new consumer electronics product and service. We're looking forward to working with you!

Best regards,



Kim LeMasters
CEO
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February 29, 2000
Page 1
Appendix
The following sets forth the terms of your employment relationship with ReplayTV, Inc. (the "Company").
                     -------

1)  Position.
    --------
    a) You will serve as the Executive Vice President of RTVS. You will report directly to the Company's CEO. All RTVS employees will report to you.

    b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's CEO, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. (Excludes charitable and non-profit political activities)
    c)  Your start date will be March 1, 2000. ("Start Date").

2)  Compensation.
    ------------

    a)  Base Salary.  You will be paid a monthly salary of $20,833.33, which is
        -----------
        equivalent to $250,000 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy.
    b) You will receive a sign on bonus of $25,000 less taxes to offset any benefits requirements.
        You will also be eligible to participate in the Company's annual incentive bonus program. The CEO will develop jointly with you the goals and objectives on which your annual incentive bonus award will be based. You will be guaranteed to receive for your first year, a bonus of 40% of your base salary. Based on the achievement level of both the Company and your individual performance goals, as determined in accordance with the applicable annual bonus program, you will be eligible to receive an annual incentive bonus of up to 40% of your base salary in successive years.
    c)  Annual Review. Your base salary will be reviewed each calendar year as
        -------------
        part of the Company's normal salary review process.

3)  Stock.
    -----

    On your Start Date the Board of Directors will grant you an option to purchase 630,000 shares of the Company Common Stock. The exercise price for these options will be the fair market value of the Company Common Stock on your Start Date, $11.05, approved by the Board of Directors.

    The options will vest according to a 4 year exercise schedule which calls for the initial vesting of 12.5% of the total number of shares after the first 6 months of continuous service, and provides for monthly vesting at the rate of an additional 1/48th of the total number of shares at the close of each month of employment, over the remainder of the vesting schedule.

    The option will be an incentive stock option to the maximum allowed by the tax code and will be subject to the terms of the Company's Stock Option Plan and the Stock Option Agreement between you and the Company. Accordingly, the Board will allow you to elect which portion of the shares you obtain in the form of: 1) immediate purchase under Section 83(b) of the Internal Revenue Code, subject to re-purchase; 2) Incentive Stock Option; 3) Non-Qualified Options. Corporate counsel at Venture Law Group will be available to assist you in evaluating the tax benefits of these different stock and option
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February 29, 2000
Page 2

        programs. The grant of the option will be subject to your execution of a mutually acceptable option agreement.

        In connection with the exercise of your option, the Company will provide a loan of up to $1,000,000. This loan will be evidenced by a full recourse promissory note, which will be secured by the shares purchased and will provide for interest at the minimum Applicable Federal Rate, compounded annually. The term of this Note shall be five years, and any interest accrued will be due at such time as the principal is due.

4)  Job Location
    ------------

    a) You will have the right to decide where you would like to establish the RTVS office (which will be your primary office) within Los Angeles, and the Company does have the right to reasonably limit rent.

5)  Travel, Living, and Home Office Equipment
    -----------------------------------------

    a) You will be required from time to time to be present at Corporate Headquarters as well as undertake other business travel. Such travel shall be pursuant to the Company's travel policy, applicable to executive staff members at ReplayTV. In addition, the necessary business items, such as cell phone, DSL, home computer will be provided per policy for senior executives.

6)  Staffing
    --------

    a) There is an immediate need for additional staffing in the RTVS area. You will be responsible for building and staffing your organization, per the approved FY2000 Budget. Our VP of Human Resources will assist you in driving this process. If you should chose to hire your executive assistant/coordinator, the normal company guidelines will be followed and administered and be approved by the VP of Human Resources and the CEO.

7)  Benefits.
    --------

    a)  Insurance Benefits.  The Company will provide you with standard medical,
        ------------------
        vision and dental insurance benefits. There is no waiting period to be eligible for our standard benefits package applicable to senior executives. In addition, the Company currently indemnifies all Officers to the maximum extent permitted by law. Upon entering into the Company's standard form of Indemnification Agreement, the Company will advance any expenses for which indemnification is available to the extent allowed by applicable law.
    b)  Vacation, Sick Leave and Holidays. You will be entitled to three weeks
        ---------------------------------
        paid vacation/sick leave per year, plus nine (9) paid holidays and two
        (2) floating holidays.
    c)  401(K).  You will be eligible to participate in the Company's standard
        ------
401(K) plan. Currently, there is no company match in this plan.

8)  Severance Agreement.  (standard language for items a, b, c, d, and e)
    -------------------
    a) If your employment is terminated by the Company or its successor for any reason other than Cause (as defined below) or you become subject to an Involuntary Termination (as defined below), within 12 months of a Change in Control (as defined below), you will be entitled to receive continuation of your base salary and insurance benefits for a period of 6 months and continued vesting under all stock options or restricted stock purchases for the greater of twelve (12) months from the date of termination or vesting of fifty (50%) percent of the shares that remain unvested at the time of such termination.
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February 29, 2000
Page 3

    b) In the event 8a does not apply, and your employment is terminated by the Company or its successor for any reason other than Cause (as defined below) or you become subject to an Involuntary Termination (as defined below), you will be entitled to receive continuation of your base salary and insurance benefits and continued vesting under all stock options or restricted stock purchases for a period of 6 months following the date of termination of your employment. (This is our standard language at the EVP level.)

    c)  "Change in Control" shall mean i) the Company's merger or consolidation
         -----------------
        with another entity, or a series of related transactions, as a result of which the shareholders of the Company immediately prior to the transaction own less than 50% of the voting power of the entity surviving or ii) the sale of substantially all of the assets of Replay. Cause" shall mean (I) gross negligence or willful misconduct in the
        -----
        performance of your duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law causing material harm to the standing and reputation of the Company; (iv) commission of any act of fraud with respect to the Company; (v) your material breach of this agreement if not cured within 10 days of notification by the Company or a material breach of your Employee Inventions and Confidentiality Agreement; (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

    d)  "Involuntary Termination" shall include any termination by the Company
         -----------------------
        other than for Cause and shall include your voluntary termination, upon 30 days prior written notice to the Company, following (i) a material reduction or change in job duties, responsibilities and requirements inconsistent with your position with the Company and your prior duties, responsibilities and requirements (taking into account the difference in job title and duties that may occur following an acquisition but that do not actually result in a material change in your job duties, responsibilities, and requirements); or (ii) any reduction of your base compensation (other than in connection with a general decrease in base salaries for most similarly situated employees).

    e) If due to the benefits provided under this letter agreement, you are subject to any excise tax due to characterization of any amount payable hereunder as excess parachute payments pursuant to Sections 280G and 4999 of the Internal Revenue Code, Replay will pay the excise taxes otherwise payable by you under Section 4999 (but not any income or excise taxes on such payment of taxes by Replay on your behalf) with respect to any amounts payable to you under this agreement, up to a maximum of $1,000,000.

9)  Confidentiality of Terms.  You agree to follow the Company's strict policy
    ------------------------
    that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice, and you may disclose such information in connection with litigation.
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February 29, 2000
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10)  Employee Inventions and Confidentiality Agreement.  As an employee of
     -------------------------------------------------
     Replay Networks, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions related to the Company's operations, products or services which will be the property of the Company. To protect the interest of the Company, you will be required to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment.

11)  At-Will Employment.  Notwithstanding the Company's obligation described in
     ------------------
     Section 8 above, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability except as expressly set forth to the contrary herein.

To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to Human Resources, attention: Laura Warfel. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by written agreement, signed by the Company and by you.

                                        Very truly yours,

                                        REPLAY NETWORKS, INC.


                                        By: /s/ Kim LeMasters
                                           -----------------------------

                                        Name/Title:   Kim LeMasters, CEO
                                                   ---------------------


ACCEPTED AND AGREED:

/s/ Rob Kenneally
------------------------

Rob Kenneally

________________________
Date